Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss

OCTOBER 24, 2011		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Settles SEC Action and Shareholder Class Action

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereo headphone company, and its Chief Executive Officer, Michael J. Koss, agreed to a settlement with the Securities and Exchange Commission (“Commission”) without admitting or denying the Commission’s charges in an action that stems from the previously reported embezzlement by the Company’s former Vice President of Finance, Sujata Sachdeva.  Ms. Sachdeva is currently serving an eleven year prison sentence for her crimes.  The Company also announced that a settlement in principle has been reached subject to Court approval involving the claims that were brought against the Company and Michael Koss in a pending shareholder class action (see David A. Puskala v. Koss Corporation, et al., United States District Court, Eastern District of Wisconsin, Case No. 2:2010cv00041).

“The restated financial statements that we filed with the Commission back in June 2010 describe in detail the theft that occurred within our Company and the ways that the embezzlement was concealed from members of the Board and, in particular, from Michael Koss,” said David D. Smith, Executive Vice President and Chief Financial Officer.  Mr. Smith observed that “although as a smaller reporting Company, Koss was not required to have its internal controls attested to by the Company’s auditors, it was clear that the auditors reviewed the Company’s internal controls each year as part of planning their substantive testing, and the Company’s financial statements were audited each year.”  Those audits failed to detect the embezzlement and underlying accounting fraud that was committed against the Company.

Immediately upon discovering the embezzlements in December 2009, the Company disclosed the occurrence to its shareholders, the securities markets, securities regulators and federal law enforcement authorities.  Moreover, the Commission publicly acknowledged that the Company and Michael Koss cooperated throughout the course of its investigation.

“The Company and I entered into these settlements,” said Mr. Koss, “in order to close an unfortunate chapter in our Company’s history.”  “The settlement with the Commission imposes no financial penalty on the Company and requires us to comply with the law, which is exactly what we’ve always sought to do,” Mr. Koss said.

On a personal level, Mr. Koss pointed out that he previously and voluntarily reimbursed the Company for excess bonuses that he received from the Company that were based on profits that were eliminated in the restatements.  His agreement in the settlement to further reimburse the Company for the full amount of those bonuses reflects a decision not to enter into a debate over the SEC staff’s interpretation of Section 304 of the Sarbanes-Oxley Act and related provisions contained in the Dodd-Frank Act, and to put this matter behind himself and the Company.  “Regardless of the differing interpretations of Section 304, I believe that reimbursing this additional amount is just the right thing to do given the circumstances,” he said.

In a separate matter, the Company announced that it had reached a settlement in principle of the shareholder class action that involves a total payment of $1 million to the shareholders included within the class.  This amount will be funded by the Company’s insurance company, with any fee awarded to plaintiffs’ counsel to be paid out of the $1 million settlement.

These two settlements along with the previously announced settlement from this past summer of the shareholder derivative lawsuit filed in Milwaukee County Circuit Court conclude the major actions that the Company was defending as a result of Ms. Sachdeva’s embezzlement.  The Company still has pending certain actions that it filed against its former auditor, former bank, and former credit card company.

Koss Corporation markets a complete line of high-fidelity stereo headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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